Exhibit 99.1

MOVING IMAGE TECHNOLOGIES ANNOUNCES THIRD QUARTER FISCAL 2023 RESULTS

FOUNTAIN VALLEY, Calif., May 15, 2023--Moving iMage Technologies, Inc. (NYSE AMERICAN: MITQ), ("MiT"), a leading digital cinema technology company, today announced results for its third fiscal quarter ended March 31, 2023.

"Our results were impacted by project timing, with one large project and portions of a few smaller ones pushing out into next fiscal year," said Phil Rafnson, chairman and chief executive officer. "I want to stress that this is a normal part of our business today and does not indicate any demand weakness. However, this situation is a key driver for our strategy to spur growth and diversify our business into higher-margin, recurring revenue offerings and new markets. On that front, our gross margin expanded significantly versus last year. We are also seeing momentum start to pick up for our Esports and ADA products and with the technology upgrade cycle for projectors and servers."

Fiscal Third Quarter 2023 Highlights (versus Fiscal 2Q22)

●	Revenue of $3.7 million compared to $5.8 million;

●	Gross Profit of $1.0 million compared to $1.3 million, and Gross Margin expanded by 440 basis points to 27.9%;

●	Operating Loss of ($0.5) million compared to ($0.1) million;

●	GAAP Net Loss and Loss per Share of ($0.4) million and ($0.04) compared to GAAP Net Income and EPS of $0.6 million and $0.06, respectively;

●	Non-GAAP Net Loss and Loss per Share of ($0.4) million and ($0.04) compared to Non-GAAP Net Loss and Loss per Share of ($0.1) million and ($0.00), respectively;

o	Last year’s Non-GAAP Net Loss excluded $0.7 million, or $0.06 per share, related to the forgiveness of a PPP loan.

Select Financial Metrics: FY23 versus FY22 as of 3/31/2022*

(in millions, except for Loss per Share and percentages)	3Q23	3Q22	Change	YTD 3Q23	YTD 3Q22	Change
Total Revenue	$3.7	$5.8	-35.9%	$14.4	$12.7	13.4%
Gross Profit	$1.0	$1.4	-23.8%	$3.9	$3.0	29.3%
Gross Margin	27.9%	23.4%		26.7%	23.5%
Operating Income (Loss)	$(0.5)	$(0.1)	-301.5%	$(0.7)	$(1.3)	48.9%
Operating Margin	-14.1%	-2.2%		-4.6%	-10.3%
GAAP Net Income (Loss)	$(0.4)	$0.6	nm	$(0.5)	$(0.6)	15.9%
GAAP Diluted Earnings (Loss) Per Share	$(0.04)	$0.06	nm	$(0.04)	$(0.06)	30.7%
Non-GAAP Net Income (Loss)	$(0.4)	$(0.1)	-715.4%	$0.4)	$(0.4)	-6.0%
Non-GAAP Diluted Income (Loss) Per Share	$(0.04)	$(0.00)	-691.6%	$(0.04)	$(0.00)	-691.6%

nm = not

measurable/meaningful;

*may not add up due to rounding

Fiscal 2023 Commentary and Guidance

	Fiscal 2023 Guidance	Fiscal 2022 Actuals	Change
Revenue	+~10%	$18.4 Million	~10%
Diluted Loss per Share	($0.07) - ($0.06)	($0.13)	$0.06 - $0.07
Diluted Shares Outstanding	10.9 million	10.6 million	0.3 million

"Our updated guidance reflects the impact of the project pushes and the associated timing changes for the third and fourth quarters, which will negatively impact our revenue and EPS by approximately $3.4 million and approximately $0.06 to $0.07 per share in fiscal 2023, but will positively impact fiscal 2024, which starts in July.

"We also expect the fourth quarter to set the stage for strong momentum heading into fiscal 2024. We recently announced new Esports orders and expanded our strategic relationship with SNDBX, giving us even more confidence about the Esports opportunity. Additionally, CinemaCon, the major movie industry tradeshow in late April, was a strong success for both the industry and MiT. The Esports offering continues to draw significant, actionable interest while the pipeline grows. Also, our new global distribution partnership with LEA Professional for power amplifiers drew a lot of interest and test orders from potential customers. Finally, our MiTranslator had a lot of actionable interest as well. With respect to the MiTranslator offering, industry support from the North American Theater Owners industry group for moving from ADA compliance to increasing the potential market for moviegoers through marketing initiatives plays right into our offering’s value proposition. Finally, we saw three top 10 theater chains start planning for testing the MiTranslator over the Summer," concluded Rafnson.

Earnings Conference Call and Webcast Information

Management will host a conference call and audio webcast to review the Company’s results and forward expectations at 12:00 p.m Eastern Time. Investors can submit questions ahead of time to brian@haydenir.com or ask questions through the webcast portal in real time.

Dial-in and Webcast Information

Date/Time: Monday, May 15, 2023, 12:00 p.m. ET

Toll-Free: 1-877-407-4018

Toll/International: 1-201-689-8471

Call me™: Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1614934&tp_key=e23f9f3e24

Telephone Replay

Replay Dial-In: 1-844-512-2921 or 1-412-317-6671

Replay Expiration: Monday, May 29, 2023 at 11:59 p.m. ET

Access ID: 13738733

Telephone Replays will be made available approximately 3 hours after conference end time.

About Moving iMage Technologies

Moving iMage Technologies is a leading manufacturer and integrator of purpose-built technology solutions and equipment to support a wide variety of entertainment applications, with a focus on motion picture exhibitions, sports venues and eSports. MiT offers a wide range of products and services, including custom engineering, systems design, integration and installation, enterprise software solution, digital cinema, A/V integration, as well as customized solutions for emerging entertainment technology. MiT’s Caddy Products division designs and sells proprietary cup-holder and other seating-based products and lighting systems for theaters and stadiums. For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate," "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.